Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated July 16, 2018, relating to the 2017 financial statements (before retrospective adjustments to the financial statements to reflect the impact of adoption of Accounting Standards Update 2014-09, Revenue from Contracts with Customers (Topic 606), as disclosed in Note 1 under captions Reclassifications and Adjustments to Prior Period Financial Statements and Recently Issued Accounting Standard Updates—Adopted in the Current Period to the financial statements) of StoneMor Partners L.P. and subsidiaries (not presented herein), which is incorporated by reference in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading under “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania
September 23, 2019